Exhibit 99.1

TELA Bio Reports Second Quarter 2023 Financial Results

MALVERN, PA, August 9, 2023 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy, today reported financial results for the second quarter ended June 30, 2023.

Recent Highlights

•	Revenue of $14.5 million in the second quarter, representing growth of 39% over the second quarter of 2022;
•	Revenue of $26.4 million for the first half of 2023, representing growth of 42% over the same period of 2022;
•	Demand for OviTex® and OviTex PRS Reinforced Tissue Matrix increased in the second quarter of 2023, resulting in year-over-year revenue growth of approximately 43% and 31%, respectively;
•	Results from a consumer survey highlighted strong consumer desire for shared-decision making and surgeon expertise in innovative, more natural hernia repair options;
•	Underwritten public offering yielded net proceeds of approximately $46.4 million; and
•	Full year 2023 revenue guidance reaffirmed, with a range of $60.0 million to $65.0 million.

"We are pleased to report another quarter of sequential growth for TELA, driven by increased momentum in the sales organization and improving macroeconomic conditions for elective procedure volumes,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. “In the first half of 2023, we grew our top line, increased market share, and launched innovative products and product enhancements to address the varying needs of surgeons and patients in an expanding soft tissue market. We look forward to leveraging our strong first-half performance into the third and fourth quarters and beyond.”

Second Quarter 2023 Financial Results

Revenue was $14.5 million in the second quarter of 2023, an increase of 39% compared to the same period in 2022. The increase was due to the expansion of our commercial organization, the addition of new customers, increased penetration within existing customer accounts, and growing international sales.

Gross profit was $10.2 million in the second quarter of 2023, or 70% of revenue, compared to $6.6 million, or 63% of revenue, in the same period in 2022. The increase in gross margin was primarily due to better inventory management practices resulting in a decrease in the reserve for excess and obsolete inventory as a percentage of revenue as compared to the prior year period.

Operating expenses were $20.6 million in the second quarter of 2023, compared to $16.8 million in the same period in 2022. The increase was due to higher compensation and employee-related expenses from additional headcount as we continue to expand our organization, along with increased travel expenses, increased consulting fees and higher study costs.

Loss from operations was $10.4 million in the second quarter of 2023, compared to a loss from operations of $10.2 million in the same period in 2022.

Net loss was $10.8 million in the second quarter of 2023, compared to a net loss of $12.7. million in the same period in 2022.

Cash and cash equivalents on June 30, 2023 totaled $65.3 million following a public offering which raised approximately $46.4 million dollars after commissions and expenses.

2023 Financial Guidance

We continue to expect full year 2023 revenue to range from $60.0 million to $65.0 million, reflecting growth of 45% to 57% over full year 2022.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Wednesday, August 9, 2023 to discuss its second quarter 2023 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2023. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including the COVID-19 pandemic and other public health crises, recessionary concerns, banking instability, increasing market interest rates, and inflationary pressures, potentially impacting our ability to market our products, demand for our products due to the deferral of elective procedures, the labor and staffing environment in the healthcare industry, disruption in our supply chain, or pricing pressures concerning our products or the procedures using our products; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Greg Chodaczek
332-895-3230
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$65,266	$42,019
Accounts receivable, net	7,894	6,621
Inventory	14,098	11,792
Prepaid expenses and other assets	1,910	2,015
Total current assets	89,168	62,447
Property and equipment, net	1,764	1,682
Intangible assets, net	2,309	2,499
Right-of-use assets	1,145	1,227
Total assets	$94,386	$67,855

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,250	$1,534
Accrued expenses and other current liabilities	10,795	10,869
Total current liabilities	13,045	12,403
Long-term debt	40,212	39,916
Other long-term liabilities	1,124	1,231
Total liabilities	54,381	53,550

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 24,475,504 and 19,165,027 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	24	19
Additional paid-in capital	336,939	288,361
Accumulated other comprehensive income	84	150
Accumulated deficit	(297,042)	(274,225)
Total stockholders’ equity	40,005	14,305
Total liabilities and stockholders’ equity	$94,386	$67,855

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue	$14,494	$10,406	$26,403	$18,637
Cost of revenue (excluding amortization of intangible assets)	4,198	3,318	8,114	6,474
Amortization of intangible assets	95	538	190	614
Gross profit	10,201	6,550	18,099	11,549
Operating expenses:
Sales and marketing	14,577	11,055	28,043	20,433
General and administrative	3,472	3,630	7,106	7,088
Research and development	2,514	2,102	4,566	4,109
Total operating expenses	20,563	16,787	39,715	31,630
Loss from operations	(10,362)	(10,237)	(21,616)	(20,081)
Other expense:
Interest expense	(1,298)	(934)	(2,544)	(1,845)
Loss on extinguishment of debt	—	(1,228)	—	(1,228)
Other income (expense)	870	(342)	1,343	(449)
Total other expense	(428)	(2,504)	(1,201)	(3,522)
Net loss	$(10,790)	$(12,741)	$(22,817)	$(23,603)
Net loss per common share, basic and diluted	$(0.46)	$(0.88)	$(1.08)	$(1.62)
Weighted average common shares outstanding, basic and diluted	23,239,262	14,557,453	21,223,639	14,548,210
Comprehensive loss:
Net loss	$(10,790)	$(12,741)	$(22,817)	$(23,603)
Foreign currency translation adjustment	(36)	134	(66)	181
Comprehensive loss	$(10,826)	$(12,607)	$(22,883)	$(23,422)